EXHIBIT 21.01

SUBSIDIARIES OF THE COMPANY

Firearms Training Systems, Inc has one wholly owned subsidiary, FATS, Inc., a Delaware corporation. As of March 31, 2002, FATS, Inc. has the following six wholly owned subsidiaries:

1.	Firearms Training Systems, Limited;

2.	F.A.T.S. Singapore PTE LTD;

3.	Firearms Training Systems Netherlands B.V.;

4.	Simtran Technologies, Inc.;

5.	FATS Canada Holdings; and

6.	Firearms Training Systems Australia Pty Ltd.

The following are the jurisdictions of incorporation of each of the Subsidiaries:

1.	Firearms Training Systems, LTD. is a company registered and existing under the laws of the United Kingdom.

2.	F.A.T.S. Singapore PTE LTD. is a company organized and existing under the laws of the Republic of Singapore.

3.	Firearms Training Systems Netherlands B.V. is a corporation organized and existing under the laws of The Netherlands.

4.	Simtran Technologies, Inc. is a corporation organized and existing under the laws of Canada.

5.	FATS Canada Holdings is a corporation organized and existing under the laws of Canada.

6.	Firearms Training Systems Australia Pty Ltd. Is a company organized and existing under the laws of Australia.